July 27, 2006

James Imbriaco
8 Acorn Lane
Lebanon, New Jersey 08833

Dear Jim,

This will confirm recent discussions you and I had concerning your severance benefit. Please be advised that in the event the Company terminates your employment for any reason other than “for cause”, you will be entitled to severance benefits for 12 months (the severance period) in accordance with the terms and conditions of GenTek’s Severance policy. For purposes of severance benefits eligibility, a termination without cause means a termination of your employment by the Company other than due to death, disability, or “for cause”.

Severance benefits include your normal base pay (paid periodically) and health care benefits (medical and dental coverage), at the active employee contribution amounts, for the severance period. You will be subject to any plan design changes and/or increases in employee contribution rates that may occur during the severance period.

Please be advised that in order to receive such severance benefits as described above, you will be required to enter into a Non Solicitation, Non-Compete, Non-Disclosure and General Release of Claims agreement with the Company.

Jim, I look forward to your continuing contributions to value creation here at GenTek.

Sincerely,

William E. Redmond